PHINDER TECHNOLOGIES INC - OTC BB symbol (PHDT)

Miami, June 13, 2007. Phinder Technologies Announces Issuance of Stock Dividend and Clarifies Accounts Receivable Financing

Phinder Technologies Inc. announced today that it will issue a stock dividend of one share of common stock for every twenty common shares held, effective for all shareholders as of June 22nd, 2007, the record date.  Shareholders holding shares on the record date will also receive a warrant to purchase one common share at $0.18 for every twenty common shares held. These warrants are cashless and can be exercised for up to 180 days from the record date. Only shareholders on the record date will be entitled to receive the stock dividend.

“Our wholly owned subsidiary, Zupintra Communications, is experiencing tremendous growth and will continue to do so into the foreseeable future” stated John Alexander (Lex) van Arem, CEO. “We wanted to issue a stock dividend at this time to increase shareholder value and reward our shareholders.”

Additionally, the corporation has received inquiries regarding the impact of accounts receivable (AR) financing on the outstanding shares. The company would like to inform the shareholders that AR financing as well as letters of credit have no impact on the outstanding shares. This type of financing is done directly against receivables and does not require the company to issue any shares in order to have access to it.

Phinder Technologies’ core business runs through its wholly owned subsidiary, Zupintra Communications Inc. Zupintra is a facilities based wholesaler of international voice traffic within the carrier to carrier network. As a wholesale VoIP provider, Zupintra Communications Inc. signs both origination and termination contracts with next generation carriers and profits from negotiated rates.

FRANKFURT - WKN #:  A0DQU5

For Investor Relations contact:

David Putnam
Email: ir@phinder.com
416-815-1771 ext.227

www.phinder.com

In compliance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PHDT notes that statements contained in this announcement that are not historical facts may be forward - looking statements that are subject to a variety of risks and uncertainties. Accordingly, PHDT wishes to caution readers of this announcement that its future actual results may differ materially from those that any forward - looking statements may imply. There is no assurance the above - described events will be completed. There can be no assurance of the ability of the company to achieve sales goals, obtain contracts or financing, consummate acquisitions or achieve profitability in the future. The above and additional factors are discussed in detail in the company's filings with the U.S. Securities and Exchange Commission. These may be viewed at www.sec.gov and many other Web sites without charge.